On April 23, 2020, the Audit Committee and the Board of Trustees of the SA Funds – Investment Trust (the “Trust”), consisting of a portfolio of mutual funds (the “SA Funds”) approved the dismissal of PricewaterhouseCoopers LLP as independent registered public accountants of the SA Funds. PricewaterhouseCoopers LLP was notified of the dismissal on April 29, 2020.

PricewaterhouseCoopers LLP’s reports on the SA Funds’ financial statements for the fiscal years ended June 30, 2018 and June 30, 2019, did not contain adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the SA Funds’ two fiscal years ended June 30, 2018 and June 30, 2019 and the subsequent interim period through April 29, 2020, there were no (i) disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference in connection with their opinions to the subject matter of the disagreement; or (ii) reportable events.

A letter from PricewaterhouseCoopers LLP is attached as Exhibit 13(a)(4) to this Form N-CSR.

On April 29, 2020, the Board of Trustees of the Trust, on behalf of the SA Funds, approved the appointment of Cohen & Company, Ltd. (“Cohen”) as the Funds’ independent registered public accounting firm for the fiscal year ended June 30, 2020. Cohen was formally engaged by the SA Funds on June 3, 2020.

The SA Funds are distributed by Foreside Financial Services, LLC.

September 10, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by SA Funds – Investment Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of SA Funds – Investment Trust dated September 10, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Francisco, California

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